Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of DOTA Holdings Limited on Amendment No. 1 to Form F-4, File No. 333-227379 of our report dated March 29, 2018, with respect to our audit of the financial statements of Draper Oakwood Technology Acquisition, Inc. as of December 31, 2017 and for the period from April 27, 2017 (inception) through December 31, 2017, and our audit of DOTA Holdings Limited for the period from July 27, 2018 (inception) through August 31, 2018, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
November 7, 2018